Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-151403 of our report dated March 3, 2008 relating to the financial statements of Chimera Investment Corporation, included in the Annual Report on Form 10-K of Chimera Investment Corporation for the year ended December 31, 2007, and to the use of our report dated March 3, 2008, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
New York, New York
October 13, 2008